CORONUS SOLAR INC.

Suite 1100 - 1200 West 73rd Avenue	Telephone 604-267-7078
Vancouver, B.C. V6P 6G5	Facsimile 604-267-7080
Canada	www.coronusenergy.com

NEWS RELEASE	OTCBB - CRNSF
For Immediate Release

VACANT LAND PURCHASE NOTE EXTENSION
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CHANGE IN CONTROL POSITION

Vancouver, B.C. – April 15, 2014 – Jeff Thachuk, President of Coronus Solar Inc. (the “Company”) announced today that, as reported in the Company’s News Release of March 18, 2011, on January 24, 2011, the Company’s previously-owned, wholly-owned subsidiary, Coronus Energy Corp. (“Coronus”), entered into a Vacant Land Purchase Agreement (the “Newberry Springs Agreement”) to acquire a 20 acre parcel of vacant land, situated in Newberry Springs, in the County of San Bernardino, California (the “Newberry Springs Parcel”). The purchase price was USD $45,000. Coronus paid USD $8,000 and the vendor agreed to carry back the balance amount of USD $37,000 for two years at 6.5% per annum interest, with monthly payments of interest only (the “Newberry Springs Note”). The transaction closed on March 17, 2011. As reported in the Company’s News Release of May 20, 2013, on May 9, 2013, the parties agreed on a one-year extension to the Newberry Springs Note. All other terms of the Newberry Springs Note remained the same. As reported in the Company’s News Release of October 15, 2013, on September 13, 2013, Coronus transferred ownership of the Newberry Springs Parcel to the Company, to settle USD $8,000 in debt owing to the Company by Coronus. As part of the transaction, the Company assumed the obligations under the Newberry Springs Note. The Company announces today, that on April 10, 2014, the parties agreed to extend the maturity date of the Newberry Springs Note to March 1, 2015. All other terms remain the same, and monthly interest will continue to be paid throughout the extension.

The Company also announces today that on March 28, 2014, Jeff Thachuk, the Company’s President and a Control Person of the Company acquired the beneficial ownership of 260,000 shares of the Company’s common stock for aggregate consideration of CAD $13,000.00, or CAD $0.05 per share, using his personal funds, pursuant to a private transaction for the purchase and sale of the shares, from ten shareholders. The purpose of the transaction was to offer liquidity to certain shareholders. Mr. Thachuk acquired the 260,000 shares of common stock, equalling 1.51% of the Company’s outstanding shares, pursuant to section 4.1, Normal course purchase exemption, of Multilateral Instrument 62-104, Take-Over Bids and Issuer Bids. Mr. Thachuk acquired the shares as a personal investment. The Company’s shares of common stock did not trade in the 20 business days preceding the date of the share acquisition by Mr. Thachuk. The closing bid and ask prices for each day in the 20 business days preceding the date of the share acquisition were USD $0.02 and USD $1.00, respectively. Prior to this, the Company’s shares last traded on September 13, 2013, trading 350 shares at USD $1.00 per share.

On behalf of the Board of Directors,

Coronus Solar Inc.

“Jeff Thachuk ”

Jeff Thachuk
President

Forward Looking Statements: Statements included in this announcement, including statements concerning our plans, intentions and expectations, which are not historical in nature are intended to be, and are hereby identified as,

“forward-looking statements”. Forward-looking statements may be identified by words including “anticipates”, “believes”, “intends”, “estimates”, “expects” and similar expressions. The company cautions readers that forward-looking statements, including without limitation those relating to the company's future operations and business prospects, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.